EXHIBIT 10.1

TERM SHEET

THIS TERM SHEET (hereinafter "Term Sheet") is entered into as of this day of June 19, 2017, by and among FIRST FOODS GROUP, INC., a Nevada corporation (the "Company" or "FIFG"), with offices at 720 Monroe Street, Suite E210, Hoboken, NJ 07030, and The Big Salad Franchise Company, LLC, a Michigan limited liability company ("TBS"), with offices at 18530 Mack Avenue, #555, Grosse Pointe Farms, Ml 48236 and John Bornoty ("Sole Member") where specifically referenced upon the following terms and conditions:

1)	The Company will purchase 100% of the assets or member units of TBS, (or a combination to be determined by the Parties) including, but not limited to, all of its revenue streams (exclusive of cash in the bank which Sole Member shall retain), trademarks, logos, recipes, and intellectual property, in consideration of the payment of $850,000 in cash at Closing plus the Sole Member shall receive a 10% equity interest in a subsidiary to be formed by Company that will operate the TBS franchise program subsequent to Closing. (The $850,000 plus the 10% equity interest is collectively are the "Purchase Price"). TBS will pay its "ordinary" accounts payable prior to closing. "Ordinary Accounts Payable" will be defined by the Parties in the Definitive Agreements.

2)	Upon Closing, Sole Member will be named Chief Executive Officer of the TBS subsidiary and Sole Member and Company will enter into an Executive Employment Agreement ("EEA") that includes an annual salary of $90,000.00, plus other benefits and bonuses in accordance with those provided to other officers of the Company but including and not limited to, travel and expenses to various sites, deferred compensation stock bonus plans and such other benefits as are customary for Chief Executives in the Company. The EEA shall have a 3-year term, with renewal options if approved by the Board of FIFG and Sole Member. If by the end of the due diligence period the Sole Member and Company have not reached a mutually acceptable EEA, a party or Sole Member may terminate their obligations under this Term Sheet which will then be of no force and effect.

3)	The Parties hereto understand and acknowledge that, within 73 days following the Closing on the purchase, the Company will be required to file a "Super'' 8-K with the Securities and Exchange Commission which must include an audit report from an independent public accounting firm registered with the PCAOB covering the TBS Financial Statements (as defined below) for the years ending December 31, 2015 and 2016, and the unaudited TBS Financial Statements for the quarters ending March 31, 2017 and June 30, 2017. Any and all costs associated with PCAOB shall be borne by Company. In addition, Company shall deposit with Butzel Long, a professional corporation the attorney for TBS in their Escrow Account, Eight Thousand Five Hundred ($8,500.00) Dollars which escrow funds may be used by TBS or Company to pay for the PCAOB audit or review and to pay for expenses it incurs in this transaction including its attorney's fees should Company fail to close the transaction contemplated by this Term Sheet.

4)	Company shall be responsible for costs associated with preparing TBS Financial Statements, except that TBS agrees that if needed it will prepare at its expense through its usual auditor, audited statements for the most recent quarter prior to the date of this Term Sheet.

5)	This Term Sheet has been duly and validly authorized and executed and delivered on behalf of TBS and, where specified, by the Sole Member and except as otherwise provided in this Term Sheet, this Term Sheet constitutes a valid and binding agreement of TBS and the Sole Member enforceable in accordance with its terms and likewise this Term Sheet is binding on Company.

6)	The Board of Directors of the Company has authorized the execution and delivery of this Term Sheet by the Company and has approved this Term Sheet and the transactions contemplated hereby.

7)	The Parties agree to prepare and negotiate in good faith "Definitive Agreements" customary in transactions of this type which will include the details of this transaction. Neither TBS nor Sole Member shall assume any liability after the Closing and Company agrees to defend, indemnify and hold Sole Member and TBS harmless from any claims of any kind or nature arising out of TBS except to the extent of a misrepresentation or fraud by TBS. The "Definitive Agreements" will also contain the representations and warranties of the Parties as is customary in transactions of this type.

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8)	Provided the Parties have agreed on Definitive Agreements, the Closing ("Closing") of the transactions contemplated by this Agreement shall occur (i) sixty (60) days from the date hereof ("Due Diligence Period") following the completion and written acceptance of the due diligence performed by the Company on TBS, which actions must be completed within the Due Diligence Period except as the Parties may otherwise agree in writing. The Closing shall take place at a mutually agreeable time and place and is anticipated to close by no later than sixty (60) days following the date hereof, (the "Closing Date"). Failure by Company to complete its due diligence within the Due Diligence Period may result in either Company or TBS terminating this Term Sheet. If Company is not reasonably satisfied with the results of its Due Diligence, Company may terminate the Term Sheet.

9)	At the Closing, the Company, and TBS shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Term Sheet to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby provided Company has paid by wire transfer or certified check for the portion of the Purchase Price due in cash and delivered the certificate for the 10% equity interest described above.

10)	This Term Sheet may be terminated during the Due Diligence Period by the Company, or TBS in the event of a breach by the other. Should Company terminate this Term Sheet or fail to Close, Company will forfeit the remainder of the $8,500.00 escrow, after deducting expenses as described in paragraph 3 above, to TBS. Upon such termination, the Parties hereto covenant to return all documents obtained during the Due Diligence Period. If this Term Sheet is terminated pursuant to this section, this Term Sheet shall be of no further force or effect as to any party hereto, and no obligation, right or liability shall arise hereunder except as otherwise provided. Anything contained herein to the contrary, notwithstanding, TBS agrees that from the date of signing this Term Sheet until terminated or expires or the contemplated transactions Close, TBS will not solicit or accept any offers to sell TBS or its assets, but TBS shall not be prevented from conducting its business in the normal course.

11)	"Party" or "Parties" means Company and TBS.

12)	Each party hereto agrees with the other that, unless and until the transactions contemplated by this Term Sheet have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Term Sheet. In the event of the termination of this Term Sheet, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

13)	Except for the filing of Form 8k by Company with the SEC which 8 k is accessible by the public, unless required by applicable law or regulatory authority, neither of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Term Sheet and the transactions contemplated hereby, except as may be mutually agreed by the Parties in writing. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

14)	The laws of the State of Nevada shall apply to this Term Sheet irrespective of the conflict of laws statutes and venue and jurisdiction shall be in the courts of Nevada. Company and its officers and directors waive any claim that Nevada is not a convenient forum.

15)	Paragraphs 12, 13, 14 and 15 shall survive the termination of this Term Sheet.

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IN WITNESS WHEREOF, the Parties hereto have caused this Term Sheet to be executed by their respective officers, duly authorized, as of the date first-above written.

By:	/s/ Harold Kestenbaum
Name:	Harold Kestenbaum
Its:	Chief Executive Officer

The Big Salad Franchise Company, LLC, a

Michigan limited liability company

By: Name: Its:

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